                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-23095

                           Jevic Transportation, Inc.
             ......................................................
             (Exact name of registrant as specified in its charter)

                                 600 Creek Road
                                Delanco, NJ 08075
                                 (609) 461-7111
               ..................................................
               (Address, including zip code and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                           Common Stock, no par value
            ........................................................
            (Title of each class of securities covered by this Form)

                                       N/A
   ...........................................................................
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]
              Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
              Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6            [ ]
              Rule 12h-3(b)(1)(i)  [X]

       Appropriate number of holders of record as of the certification or notice date: one (1)

         Pursuant to the requirements of the Securities Exchange Act of 1934, Jevic Transportation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person:

DATE: July 9, 1999                  Jevic Transportation, Inc.

                                    By:  /s/ Harry J. Muhlschlegel
                                         ----------------------------------
                                         Name:   Harry J. Muhlschlegel
                                         Title:  Chairman of the Board and
                                                  Chief Executive Officer